Exhibit 10.8

MEMORANDUM OF UNDERSTANDING

Omagine, Inc.

Journey of Light, Inc.

Consolidated Contractors International Company, S.A.

and

Royal Court Affairs

Dated: June 26, 2008

Memorandum of Understanding

This memorandum of understanding (“MOU”) is signed this 26th day of June 2008 by and between:

Omagine Inc., a Delaware USA corporation (“OMAG”), Journey of Light, Inc., a New York USA corporation (“JOL”) and Consolidated Contractors International Company, S.A., a Panamanian corporation (“CCIC”) on the one hand,

and

Royal Court Affairs, an Omani organization (“RCA”), on the other hand.

OMAG, JOL and CCIC are collectively referred to herein as the Founder Shareholders. The Founder Shareholders and RCA are referred to herein individually as a “Party” and collectively as the “Parties”.

1	BACKGROUND.

1.1
The Founder Shareholders expect that a development agreement will be signed soon between Omagine SAOC, a closed joint stock company of the Sultanate of Oman currently under formation by the Founder Shareholders (the “Project Company”) and the Government of Oman (the “Development Agreement”).

1.2
A draft copy of the Development Agreement dated June 2008 and marked Omagine V.21, (the “Draft Agreement”) is attached hereto as Exhibit A. The Draft Agreement sets out in detail the terms and conditions governing the development, management, operation and implementation of the Omagine Project on the one million (1,000,000) square meter plot of land identified by Schedule 2.1.1 of the Draft Agreement.

1.3	RCA is fully aware of the details of the Draft Agreement and is hereby acting in reliance thereon.

1.5	Capitalized terms in this MOU shall unless otherwise specified herein have the meanings that shall be assigned to them in the Development Agreement.

2	THE SHARES / SHAREHOLDERS’ AGREEMENT.

2.1	The Parties hereby agree that within thirty (30) Days after the latter of (i) the Effective Date or (ii) the Corporate Formation of the Project Company, RCA shall:

a)
execute and deliver a subscription agreement (“Subscription Agreement”) whereby RCA subscribes for sixty two thousand five hundred (62,500) shares of the capital stock of the Project Company (the “Shares”). The date of such execution and delivery of the Subscription Agreement by RCA is hereby defined as the “Subscription Date”. The Shares shall be equal to twelve and one-half percent (12.5%) of the issued share capital of the Project Company on the Financial Closing Date, and

b)
agree in the Subscription Agreement to pay an investment amount of one hundred twenty-two Omani Rials and eight hundred fifty Baisa (OMR 122.850) for each Share for a total aggregate amount of seven million six hundred seventy eight thousand one  hundred twenty five Omani Rials (OMR 7,678,125) [the “RCA Investment”] for the Shares.

Memorandum of Understanding

2.2
Subsequent to the Effective Date, the Project Company will do all things necessary to (i) arrange with the Lenders the necessary construction financing for the Project, and (ii) arrive at that date (the “Financial Closing Date”) on which the legally binding documents providing such construction financing are executed and delivered by the Project Company and the Lenders.

2.3
The Parties hereby agree that RCA shall pay the RCA Investment to the Project Company and the Project Company shall issue the Shares to RCA in accordance with, as the case may be, the following schedule or the provisions of paragraph 2.4:

a)
On the Subscription Date and on the first Business Day of each of the five (5) Months next following the Subscription Date, RCA shall pay nine hundred fifty eight thousand two hundred thirty Omani Rials (OMR 958,230) to the Project Company for a total six (6) Month aggregate amount of five million seven hundred forty nine thousand three hundred eighty Omani Rials (OMR 5,749,380) and the Project Company shall issue seven thousand eight hundred (7,800) of the Shares to RCA on the Subscription Date and on the first Business Day of each Month of such five Month period for a total six Month aggregate of forty six thousand eight hundred (46,800) of the Shares, and

b)
On the Financial Closing Date, RCA shall pay one million nine hundred twenty eight thousand seven hundred forty five Omani Rials (OMR 1,928,745) to the Project Company and the Project Company shall issue fifteen thousand seven hundred (15,700) of the Shares to RCA.

2.4
The Parties agree that the schedule of payments for the RCA Investment as outlined in paragraph 2.3 of this MOU has been agreed based upon the assumption (which is unlikely to be accurate) that the Financial Closing Date will occur six (6) Months after the Effective Date. Notwithstanding anything to the contrary contained in paragraph 2.3 of this MOU, the Parties hereby covenant and agree with each other that on the Financial Closing Date (whenever that date may occur) the entire unpaid balance of the RCA Investment as of such Financial Closing Date (whatever that amount turns out to actually be) shall be paid to the Project Company on such Financial Closing Date in exchange for the issuance by the Project Company to RCA of the entire remaining balance of the un-issued Shares as of such Financial Closing Date.

2.5
The terms and conditions in respect of the RCA Investment and the Shares as indicated in Paragraphs 2.1, 2.2, 2.3 and 2.4 hereof shall be incorporated into a shareholders’ agreement among the Founder Shareholders, other shareholders and RCA (“Shareholders’ Agreement”). All other details, terms and conditions of the Shareholders’ Agreement shall be subject to agreement among the Founder Shareholders, the other shareholders and RCA and the Parties agree to negotiate and execute the Shareholders’ Agreement within thirty (30) Days after the Effective Date.

2.6
The Founder Shareholders and RCA shall agree in the Shareholders’ Agreement that (i) the Project Company’s corporate governance shall comply with the rules and regulations of the Sultanate of Oman, (ii) the Project Company will be managed by its Board of Directors which shall be elected by the shareholders of the Project Company, (iii) RCA shall have representation on the Board of Directors of the Project Company proportionate to its ownership of and in accordance with its rights pursuant to the laws of Oman as an owner of Shares in the Project Company, and (iv) the Project Company shall have a professional management team to develop and implement the Omagine Project which shall be appointed by and be responsible to the Board of Directors.

Memorandum of Understanding

2.7
Promptly after the Execution Date, OMAG will engage BankMuscat to update the financial model of the Omagine Project and, upon it being delivered to OMAG, will promptly thereafter deliver a copy of such updated financial model to RCA.

3	GENERAL

3.1	This MOU does not create a partnership or otherwise bind the Parties and only the Shareholders’ Agreement, if and when executed by the Parties, shall be a definitive legally binding agreement.

3.2	Neither Party may assign any of its rights or obligations conferred by this MOU without the prior written consent of the other Party.

3.3
This MOU and the agreements contemplated hereby will automatically terminate (i) upon the mutual written consent of the Parties, or (ii) on July 31, 2008 if the Execution Date has not occurred on or before July 31, 2008, or (iii) ninety Days after the Effective Date (the “Delivery Period”) if the Execution Date occurs on or before July 31, 2008 and for any reason the Shareholders’ Agreement has not been signed within such Delivery Period, or (iv) upon the execution by the Parties of the Shareholders’ Agreement.

3.4	The Parties may execute this MOU by means of the exchange of signed copies which are scanned and then e-mailed to the other Party or via facsimile.

3.5
The Parties may execute this MOU in counterparts that shall, in the aggregate, when signed by both Parties constitute one and the same instrument and thereafter each counterpart shall be deemed to be an original instrument as against the Party that has signed it.

Memorandum of Understanding

Signed for and on behalf of the Founder Shareholders and the Project Company

Omagine, Inc.		Journey of Light, Inc.

By:	/s/	By:	/s/
	Frank J. Drohan		Frank J. Drohan
	Chairman		Chairman

Consolidated Contractors International Company, S.A.

By:	/s/
Fathi A. Alaaiddin, P.O.A
As Attorney-in-Fact

Signed for and on behalf of Royal Court Affairs

By:	/s/